UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2008

Cogdell Spencer Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32649 (Commission File Number)	20-3126457 (IRS Employer Identification Number)

4401 Barclay Downs Drive, Suite 300 Charlotte, North Carolina (Address of principal executive offices)		28209 (Zip Code)
Registrant’s telephone number, including area code: (704) 940-2900
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
Merger Agreement
On January 23, 2008, Cogdell Spencer Inc. (the “Company”) and its operating partnership, Cogdell Spencer LP (the “Operating Partnership”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Goldenboy Acquisition Corp., MEA Holdings, Inc., Marshall Erdman & Associates, Inc. (“MEA”), Marshall Erdman Development, LLC, and David Pelisek, David Lubar and Scott Ransom, in their capacity as the Seller Representative, pursuant to which the Company will acquire MEA and certain companies affiliated with MEA through merger (the “Merger”). The Merger is expected to close on February 29, 2008.
The cash consideration per share of MEA common shares payable in the Merger will be calculated pursuant to a formula based on an “enterprise value” for MEA of $247 million subject to certain deductions. However, holders of outstanding MEA common shares are expected to be offered the right, immediately prior to the Merger, to contribute their MEA common shares to the Operating Partnership in exchange for which such contributors will receive, in lieu of the cash merger consideration, units of limited partnership interest (“OP units”) in the Operating Partnership (the “contribution transaction”). The OP units are exchangeable, after a one-year lock-up period, on a one for one basis, for shares of the Company’s common stock. Holders of MEA common shares participating in the contribution transaction will receive OP units at a price per OP unit equal to $17.01 per share. While the number of OP units to be issued in the transaction has not yet been determined, in no event will the number of OP units issued exceed 19.9% of the Company’s common stock outstanding immediately prior to the closing of the contribution transaction. In the event that the number of OP units to be issued exceeds 19.9% of the Company’s outstanding common stock prior to the closing of the contribution transaction, the Company will substitute for any OP units in excess of 19.9% of its outstanding common stock prior to the closing of the contribution transaction a separate class of units of limited partnership interest in the Operating Partnership (“alternative units”) which will be similar to OP units except that they will not become exchangeable for shares of the Company’s common stock in the absence of a vote by the Company’s stockholders. In the event that the Company’s stockholders do not approve the exchangeability of the alternative units within the next of the Company’s three annual meetings, distributions payable per alternative unit will increase by 5% per annum compared to the distributions payable per OP unit. The Company has agreed to enter into a registration rights agreement with the holders of MEA common shares participating in the contribution transaction.
While two significant holders of MEA common shares have agreed to exchange their MEA common shares for OP units, the obligation of the parties to consummate the Merger is subject to the condition that an additional amount of MEA common shares are exchanged for OP units as specified in the Merger Agreement.
In connection with the Merger, Lubar & Co. (“Lubar”) will have the right to nominate one individual to stand for election to the Company’s board of directors. Furthermore, in connection with the Merger, the Company’s board of directors increased the size of the board of directors and elected David Lubar as the initial Lubar director on January 23, 2008 to serve commencing upon the closing of the Merger. Lubar will continue to retain its right to nominate one individual for so long as it continues to maintain 75% of their aggregate initial ownership (measured in number of equity securities of the Company and its affiliates) in the Company.
The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the satisfaction of various customary conditions.
The Merger Agreement contains customary representations and warranties made by the Company, the Operating Partnership and MEA.
The Merger Agreement may be terminated, by notice given prior to or at the closing of the Merger, as follows:
1.	by mutual written consent of the Company and MEA;

2.	by either the Company or MEA by giving written notice to the other party if any governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other related transactions, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable;

3.	by either the Company or MEA if (a) there shall have been a material breach of any representation or warranty on the part of the other party, or (b) if any representation or warranty of the other party shall have become materially untrue, or (c) there shall have been a material breach by the other party of any of their respective covenants or agreements under the Merger Agreement, in each case such that the conditions to the other party’s obligations would be incapable of being satisfied by such date as the parties may agree; and

4.	by the Company if a special meeting of MEA shareholders shall have been duly held and the vote cast at such meeting (including any adjournment thereof) shall be insufficient to approve and adopt the Merger and the Merger Agreement.
MEA and certain of its shareholders will jointly and severally indemnify and defend the Company against certain liabilities and losses resulting from any breach of any representation and warranty made by MEA in the Merger Agreement or other transaction documents, any breach or non-fulfillment of any agreement or covenant of MEA contained in the Merger Agreement, and against certain pre-closing tax liabilities. The Merger Agreement requires the sum of $100,000 to be deposited into a bank account controlled by the Seller Representative to be used to cover the costs and expenses, if any, incurred by the Seller Representative in defending any indemnification claims brought under the Merger Agreement.
The Company has agreed to jointly and severally indemnify and defend MEA against certain liabilities and losses resulting from any breach of any representation or warranty made by the Company in the Merger Agreement or other transaction documents, or any breach or non-fulfillment of any of the Company’s agreements or covenants contained in the Merger Agreement. In addition, the Company will pay any refund received upon final resolution or settlement of certain tax issues relating to any pre-closing tax period.
Employment Agreements and Incentive Compensation
In connection with the Merger, a wholly owned subsidiary of the Operating Partnership will enter into employment agreements, which will become effective upon closing of the Merger, with Scott Ransom, Chief Executive Officer of MEA, Brian Happ, Chief Financial Officer of MEA, and Bill Peel, Chief Operating Officer of MEA. The employment agreements will each be for an initial term of five-years and will provide for an initial base salary of $300,000, $290,000 and $250,000 to each of Messrs. Ransom, Happ and Peel, respectively, and for bonus and other incentive eligibility (as determined by the Company or the Chief Executive Officer of the Company as applicable) and participation in employee benefit plans and programs. In addition, Messrs. Ransom, Happ and Peel will be entitled to receive certain compensation upon termination of their respective employment agreements with and without “cause” or “good reason,” upon a “change of control,” (each as defined in the employment agreements) or upon death or disability. Upon termination of an employment agreement, if the Company elects to subject Messrs. Ransom, Happ or Peel, respectively, to the non-competition, confidentiality and non-solicitation provisions contained therein, they will be entitled to receive a cash payment as specified in their respective employment agreement.
In an effort to align the long-term interests of MEA’s management with the Company’s, the Company expects to adopt a management incentive plan for MEA (the “Plan”). The Plan will initially be offered to

Messrs. Ransom, Happ and Peel (the “Beneficiaries”). Pursuant to the terms of the Plan, the Beneficiaries would be entitled to receive long-term incentive plan units (“LTIPs”) (or some other form of equity-based compensation as determined by the Company’s board of directors) on an ongoing basis, based on certain agreed upon performance hurdles. The Plan will include the following features:
1.	EBITDA. Messrs. Ransom, Happ and Peel will receive LTIPs (or some other form of equity-based compensation as determined by the Company’s board of directors) in an amount equal to 16%, 12% and 12%, respectively, of incremental earnings before interest, taxes, depreciation and amortization (“EBITDA”) (excluding any development fees from development projects financed by the Company or one of its affiliated companies) over the Company’s projected EBITDA for MEA from 2008 through 2012, which EBITDA projections are as follows: (a) $29.3 million in 2008 (fairly adjusted to reflect a partial year), (b) $33.4 million in 2009, (c) $37.6 million in 2010, (d) $43.5 million in 2011, and (e) $50.9 million in 2012.
2.	Medical Office Developments. The Beneficiaries will each receive LTIPs (or some other form of equity-based compensation as determined by the Company’s board of directors) in an amount equal to 0.50% (for an aggregate of 1.5%) of the asset value of any new development projects completed between 2008 and 2012 and owned by the Company (excluding existing development projects currently in the Company’s pipeline).
Revolving Credit Facility
The Company is in the process of amending and restating its existing revolving credit facility. The Company expects that Banc of America Securities LLC will act as sole lead arranger and sole book manager of this facility and an affiliate of KeyBanc Capital Markets Inc. will be a lender thereunder. The facility is expected to be secured by certain of the Company’s properties and assets and to be guaranteed by the Company and certain of its subsidiaries. The facility is also expected to mature on the third anniversary of its closing, to be subject to a one-year extension at the Company’s option and to be cross defaulted against the Company’s term loan facility described below. The Company expects to be subject to customary covenants including, but not limited to, (1) affirmative covenants relating to the Company’s corporate structure and ownership, maintenance of insurance, compliance with environmental laws and preparation of environmental reports, maintenance of the Company’s REIT qualification and listing on the NYSE, (2) negative covenants relating to restrictions on liens, indebtedness, certain investments (including loans and advances), mergers and other fundamental changes, sales and other dispositions of property or assets and transactions with affiliates, and (3) financial covenants to be met by the Company at all times including a maximum total leverage ratio (70%), maximum real estate leverage ratio (70%), minimum fixed charge coverage ratio (1.50 to 1.00) and minimum consolidated tangible net worth ($70 million plus 85% of the net proceeds of equity issuances).
Term Loan
The Company expects to have approximately $100 million available under a new senior secured term facility with MEA and/or its parent to finance the cash portion of the MEA transaction. The loan will be secured by the stock and assets of MEA and its subsidiaries. The facility will mature on the third anniversary of its closing and will be subject to a one-year extension at the Company’s option. The term loan facility will contain customary covenants including, but not limited to, (1) affirmative covenants relating to the Company’s corporate structure and ownership, maintenance of insurance, compliance with environmental laws and preparation of environmental reports, maintenance of the Company’s REIT status and listing on the NYSE, (2) negative covenants relating to restrictions on liens, indebtedness, certain investments (including loans and advances), mergers and other fundamental changes, sales and other dispositions of property or assets and transactions with affiliates, and (3) financial covenants to be met by the Company at all times including a maximum total leverage ratio (70%), maximum real estate leverage ratio (70%), minimum fixed charge coverage ratio (1.50 to 1.00) and minimum consolidated tangible net worth ($70 million plus 85% of the net proceeds of equity issuances), as well as being cross defaulted to the Company’s revolving credit facility. In addition, there will be financial covenants relating only to MEA and its subsidiaries.
ITEM 3.02 Unregistered Sales of Equity Sales.
Pursuant to a Purchase Agreement, dated January 23, 2008 (the “Purchase Agreement”), among the Company, the Operating Partnership and KeyBanc Capital Markets Inc. (the “Initial Purchaser”), the Company sold 3,448,278 shares of the Company’s common stock, par value $.01 per share (the “Securities”), to the Initial Purchaser in a private offering (the “Offering”). The Initial Purchaser purchased the Securities with a view to the private resale of the Securities to certain institutional investors at a price of $15.95 per share. The Securities were issued to the Initial Purchaser and resold to the institutional investors pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.
The Company received net proceeds of approximately $53.5 million from the private offering. The Company intends to use the net proceeds from the private offering to reduce borrowings under its amended and restated revolving credit facility.
In connection with the Offering, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with KeyBanc Capital Markets Inc. on behalf of the holders of the Securities named therein pursuant to which the Company agreed to prepare and file with the Securities and Exchange Commission (the “Commission”) a shelf registration statement providing for the resale of the Securities and to cause such shelf registration statement to be declared effective by the Commission on the terms and subject to the conditions specified in the registration agreement. If the Company fails to cause such shelf registration statement to be declared effective or to maintain effectiveness, under certain circumstances, the Company may be obligated to pay liquidated damages to holders of the Securities.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Please see Item 1.01 above.
ITEM 8.01 Other Events.
The information in this Item 8.01, including the exhibit hereto, is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 8.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.
On January 23, 2008, the Company issued a press release announcing the Merger and the Offering. A copy of the press release is attached as Exhibit 99.1.
ITEM 9.01 Financial Statements and Exhibits.
Exhibit 99.1      Press Release of Cogdell Spencer Inc., dated January 23, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGDELL SPENCER INC.
By:	/s/ Frank C. Spencer
	Name:	Frank C. Spencer
	Title:	Chief Executive Officer and President

Date: January 29, 2008

EXHIBIT INDEX

Exhibit
Number	Description

Exhibit 99.1	Press Release of Cogdell Spencer Inc., dated January 23, 2008.